Exhibit 99.1

Krispy Kreme Contact:
Brian K. Little
336-726-8825
blittle@KrispyKreme.com
FOR IMMEDIATE RELEASE

KRISPY KREME SIGNS SUPPLY AGREEMENT WITH S&D COFFEE, INC.

Winston-Salem, NC – October 3, 2007– Krispy Kreme Doughnuts, Inc. (NYSE:KKD) today announced that the Company has signed a supply agreement with S&D Coffee, Inc., which has purchased certain of the Company's coffee roasting assets.  The Company will continue to offer its existing line of Krispy Kreme signature coffees in its shops, which will now be supplied by S&D Coffee.

“As is the case with many other restaurant concepts, Krispy Kreme’s coffee will now be supplied by an outside vendor,” said Brad Wall, Krispy Kreme Senior Vice President of Supply Chain. “Identifying opportunities to leverage external expertise is important to the restructuring of our Supply Chain operations and we are delighted to work with the coffee experts at S&D.”

Based in Concord, North Carolina, S&D serves more than 70,000 customers nationwide, including leading restaurant chains.  As one of the leading coffee roasters in the country, S&D Coffee will provide Krispy Kreme consumers with the high quality great tasting coffee they are accustomed to getting at their local Krispy Kreme shop.

About Krispy Kreme:
Founded in 1937 in Winston-Salem, North Carolina, Krispy Kreme is a leading branded specialty retailer of premium quality doughnuts, including its signature Hot Original Glazed.  There are currently approximately 411 Krispy Kreme stores including satellites operating system-wide in 41 U.S. states, Australia, Canada, Hong Kong, Indonesia, Japan, Kuwait, Mexico, the Philippines, the Republic of South Korea, the United Arab Emirates and the United Kingdom. Krispy Kreme can be found on the World Wide Web at http://www.krispykreme.com.

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Information contained in this press release, other than historical information, should be considered forward-looking.  Forward-looking statements are subject to various risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Krispy Kreme’s operating results, performance or financial condition are the outcome of pending governmental investigations, including by the U.S. Securities and Exchange Commission and the United States Attorney’s Office for the Southern District of New York; potential indemnification obligations and limitations of our director and officer liability insurance; material weaknesses in our internal control over financial reporting; our ability to implement remedial measures necessary to improve our processes and procedures; negative publicity; significant changes in our management; our ability, and our dependence on the ability of our franchisees, to execute our and their business plans; our ability to implement our international growth strategy; currency, economic, political and other risks associated with our international operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients; compliance with governmental regulations relating to food products and franchising; our relationships with wholesale customers; our ability to protect our trademarks; restrictions on our operations contained in our senior secured credit facilities; changes in customer preferences and perceptions; risks associated with competition; and other factors discussed in Krispy Kreme’s Annual Report on Form 10-K for fiscal 2007 and other periodic reports filed with the U.S. Securities and Exchange Commission.